Exhibit 3.1

CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A CONVERTIBLE PREFERRED STOCK
of
DISABOOM, INC.

DISABOOM, INC. (the “Corporation”), a corporation organized and existing under the Colorado Business Corporation Act (the “CBCA”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation and pursuant to the provisions of the CBCA, on October 29, 2009, the Board duly adopted the following resolution providing for the authorization of 2,000,000 shares of the Corporation's Series A Convertible Preferred Stock (the “Series A Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes from the Corporation’s authorized class of preferred stock a new series to be known as “Series A Convertible Preferred Stock,” consisting of 2,000,000 shares, and hereby determines the designation, preferences, rights, qualifications, limitations and privileges of the Series A Convertible Preferred Stock of the Corporation to be as follows:

1. Designation and Amount.  Of the 10,000,000 shares of the Company’s authorized Preferred Stock, $0.0001 par value per share 2,000,000 are designated as “Series A Convertible Preferred Stock,” with the rights and preferences set forth below.

2. Rank.  The Series A Preferred Stock shall be senior to the Common Stock and to any later class of Preferred Stock.

3. Voting Rights.The holders of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock.  Each share of Series A Preferred Stock shall have fifty votes per share.

4. Dividends.

(a)           15% Dividend.     Commencing on the date of the issuance of any shares of Series A Preferred Stock, the Corporation shall accrue on each outstanding share of Series A Preferred Stock a cumulative dividend (the “Dividend”), at an annual rate equal of 15%.  The Dividend shall be payable when, and if declared, based on the numbers of shares of Series A Preferred Stock outstanding as of the date such dividend is declared.  No dividends or distributions shall be payable with respect to any other series of Preferred Stock or with respect to any shares of Common Stock unless all accrued Dividends have been paid to the holders of the Series A Preferred Stock.

(b)           Other Dividends.  The holder of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such other dividends as may be declared from time to time by the Board of Directors.

5. Liquidation Rights.

(a)           The Series A Preferred Stock shall have liquidation preference over the Corporation's Common Stock.  Accordingly, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall receive preference over the holders of the Common Stock.  Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $1.00 per share of the Series A Preferred Stock (as adjusted for stock splits and combinations, stock dividends, reclassifications and the like) plus any accrued and unpaid dividends thereon (the “Series A Liquidation Preference”) before any distribution or payment shall be made to the holders of any Common Stock or equity equivalent securities of the Corporation that rank pari passu with the Common Stock.  If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets shall be distributed to the holders pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(b)           A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of paragraph 5(a).

6. Conversion Rights.

(a)           The Series A Preferred Shares may, or shall, be converted into shares of the Corporation’s authorized but unissued Common Stock upon a Conversion Event. The occurrence of any of the following shall be deemed a “Conversion Event”:

(i)           Automatic Conversion.  Subject to there being a sufficient number of the Corporation’s common stock available for issuance, on April 30, 2010, each outstanding share of Series A Preferred Stock, together with all accrued and unpaid dividends, shall be converted into shares of the Corporation’s authorized but unissued Common Stock.   The number of shares into which one share of Series A Preferred Stock shall be convertible shall be equal to a “Conversion Ratio” calculated as the product of:  (i) the quotient of (y) the Series A Liquidation Preference divided by (z) the then existing Conversion Price, with the “Conversion Price” per share for the Series A Preferred Stock initially being $1.00 and being subject to adjustment as provided in Section 6(d) below; multiplied by (ii) fifty.

(ii)           Conversion Upon a Future Financing.  The holders of two thirds of the outstanding Series A Preferred Shares may require that all outstanding Series A Preferred Shares, together with all accrued and unpaid dividends, be converted into shares of the Corporation’s Common Stock at the Conversion Ratio if at any time prior to April 30, 2010 the Corporation raises capital through the sale of its equity securities to persons other than the holders of the Series A Preferred Stock, pursuant to which the Corporation receives gross proceeds of at least $500,000, based on a pre-money valuation of at least $2,500,000 (the “Future Financing”).  The term Future Financing shall only apply to an offering occurring after the issue date of the Series A Preferred Stock, and shall not apply to issues such as: (xx) issuances of options or stock grants to Corporation employees, officers or directors pursuant to any compensatory stock option plan existing on the date hereof; or (yy) issuances of securities upon the exercise or exchange of, or conversion of, any securities exercisable or exchangeable for, or convertible into, shares of Corporation common stock issued and outstanding as of the date hereof; and (zz) shares of common stock issued to Corporation employees, directors or consultants in consideration for services.

(iii)           Conversion Upon a Change of Control.  The holders of two thirds of the outstanding shares of Series A Preferred Stock may require that all outstanding shares of Series A Preferred Stock, together with all accrued and unpaid dividends, be converted into shares of the Corporation’s Common Stock at the Conversion Ratio if at any time prior to either April 30, 2010 or a Future Financing there is a “change of control event.”  A “change of control event” shall be defined as: (xx) a merger or consolidation of the Corporation other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or (yy) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, which is approved by the Corporation’s shareholders.

(b)           Pro-Rata Conversion.      As of the issuance date of the Series A Preferred Stock, the Corporation does not have a sufficient number of authorized but unissued shares of its Common Stock to permit all of the Series A Preferred Stock holders to fully convert the shares of Series A Preferred Stock into the Corporation’s Common Stock at the Conversion Ratio. If the Corporation has an insufficient number of authorized but unissued shares available to permit the holders of the Series A Stock to fully convert their shares and accrued but unpaid dividends into shares of its Common Stock upon the occurrence of a Conversion Event, all of the Series A Preferred Stock then outstanding shall be converted at the Conversion Ratio on a pro-rata basis to the fullest extent possible in accordance with the number of shares of the Corporation’s Common Stock available for issuance.  Upon additional Common Shares becoming available for issuance, any remaining shares of Series A Preferred Stock, together with all accrued and unpaid dividends, shall be converted into shares of Common Stock.

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock.  If the number of shares to be issued to the holders of the Series A Preferred Stock is not a whole number, then the number of the shares shall be rounded down to the nearest whole number.   Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (xx) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or (yy) notify the Corporation that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an automatic conversion event (being that set forth in Section 6(a)(i) hereof), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an automatic conversion event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

           (d)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                      (e)                  Other Adjustments.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (such as a stock dividend), then the Board of Directors of the Corporation will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Series A holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

7. Changes and Restrictions.  So long as any of the Series A Stock is outstanding the Corporation shall not, without first obtaining the approval of the holders of at least two thirds of the outstanding Series A Preferred Stock: (i) Incur any indebtedness outside of the ordinary course of business or cause the Corporation’s assets to become encumbered; or (ii) Authorize or create any new class of stock that has rights, preferences, or privileges with respect to dividends, redemption, or payments upon liquidation senior to or on parity with the Series A Preferred Stock or having voting rights greater than those afforded the Series A Preferred Stock.

8. No Reissuance of Preferred Stock.  Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Stock that the Corporation shall be authorized to issue.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

9. Severability.  If any right, preference or limitation of the Series A Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10. Amendment and Waiver.  This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them materially and adversely without the consent of two thirds of the outstanding shares of Series A Preferred Stock.  Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred Stock shall be binding upon all holders of Series A Preferred Stock.

11. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12. Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices to the Corporation shall be addressed to the Corporation’s President at the Corporation’s principal place of business on file with the Secretary of State of the State of Colorado.  All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by John Walpuck, Chief Executive Officer of the Corporation, this ____ day of October 2009.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	Chief Executive Officer